[Grant Thornton LLP Letterhead}

March 19, 1999

Re: World Internetworks, Inc.
    File No. 033-05844-NY

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of World Internetworks, Inc. dated March 19, 1999 and agree with the statements contained therein.

Grant Thornton LLP has no knowledge concerning the comment in Item 4 paragraph 2 that "the registrant has not yet engaged an accounting firm to audit its financial statements for the fiscal year ended February 28, 1999, but anticipated doing so in the near future."

Very truly yours,

/s/ Grant Thornton LLP